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                                                                     EXHIBIT 4.6

                            LOCK-UP LETTER AGREEMENT

Spanish Broadcasting System, Inc.
2601 South Bayshore Drive
PH II
Coconut Grove, Florida 33133

Dear Sirs:

               Spanish Broadcasting System, Inc. (the "Company"), Rodriguez Communications Inc. ("RCI") and certain shareholders of RCI (each, a "Seller") have entered into a Stock Purchase Agreement dated as of May 8, 2000 (the "RCI Stock Purchase Agreement"), providing for the purchase by the Company of all of the outstanding shares of common stock of RCI. New World Broadcasters Corp. ("New World") and the Company have entered into an Asset Purchase Agreement dated as of May 8, 2000 (the "Asset Purchase Agreement"), providing for the purchase by the Company of Radio Station KTCY-FM (the "Station") and certain other assets and liabilities related to the Station. The undersigned has or may receive shares of Common Stock (as defined below) in connection with the RCI Stock Purchase Agreement and/or the Asset Purchase Agreement.

               In consideration of the execution of the RCI Stock Purchase Agreement and the Asset Purchase Agreement by the Company and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the Company's prior written consent, the undersigned will not, directly or indirectly, for the time periods set forth below, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of the Company's Class A Common Stock, par value $.0001 per share (the "Common Stock"), transferred or to be transferred, directly or indirectly, to the undersigned, in connection with the RCI Stock Purchase Agreement or the Asset Purchase Agreement, respectively; provided that the undersigned may at any time distribute all or a portion of the shares of Common Stock to an Affiliate (as defined in the RCI Stock Purchase Agreement and the Asset Purchase Agreement) of the undersigned so long as such Affiliate agrees to comply with the restrictions contained in this Lock-Up Letter Agreement (this "Agreement") and the Company has given its prior approval thereto or (2) enter into any swap or other derivatives transactions that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, except in accordance with the terms of this Agreement (clause (1) and (2) collectively, the "Prohibited Transfers").

               The undersigned agrees that it may only effect a Prohibited Transfer (i) with respect to 40% of the aggregate Common Stock held by the undersigned, after the first anniversary of the Closing Date (as that term is defined in the RCI Stock Purchase Agreement and the Asset Purchase Agreement) has passed, and (ii) with respect to the remaining 60% of the


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aggregate Common Stock held by the undersigned, after the second anniversary of the Closing Date has passed.

               In furtherance of the foregoing, you and your Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

               This Lock-Up Letter Agreement supersedes any and all prior Lock-Up Letter Agreement(s) relating to the RCI Stock Purchase Agreement and the Asset Purchase Agreement entered into by the undersigned.

               The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representative, successors and assigns of the undersigned.


                                                  Very truly yours,

Date: March 14, 20001
                                                  /s/ Charles J. Brooks
                                                  --------------------------
                                                      Charles J. Brooks


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